Exhibit 23.2

Consent of DeGolyer and MacNaughton

February 20, 2007

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO  80203-4518

Gentlemen:

We consent to the reference to DeGolyer and MacNaughton and to the review of proved oil and gas reserves as of December 31, 2006, of Cimarex Energy Company (Cimarex) presented in our letter report dated January 25, 2007, in the Annual Report on Form 10-K of Cimarex for the fiscal year ended December 31, 2006, under the headings “Business,” “Properties — Oil and Gas Properties and Reserves,” and “Notes to the Consolidated Financial Statements — Oil and Gas Reserve Information (Unaudited).”

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON